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                                                                      EXHIBIT 12

                               ABBOTT LABORATORIES

                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                              (Millions of Dollars)

                                                    NINE MONTHS ENDED
                                                   SEPTEMBER 30, 1998
                                                   ------------------
Net Earnings                                            $1,707

Add (deduct):
   Income taxes                                            664
   Minority interest                                         5
                                                        ------
   Net earnings as adjusted                             $2,376
                                                        ------


Fixed Charges:

   Interest on long-term and
      short-term debt                                   $  119
   Capitalized interest cost                                10
   Rental expense representative
      of an interest factor                                 30
                                                        ------

Total Fixed Charges                                        159
                                                        ------

Total adjusted earnings available for
   payment of fixed charges                             $2,535
                                                        ------
                                                        ------

Ratio of earnings to fixed charges                        15.9
                                                        ------
                                                        ------


NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.